Exhibit 99.2

KATE SPADE & COMPANY

Six Month Report Ended
July 1, 2017

KATE SPADE & COMPANY
INDEX TO SIX MONTH REPORT
July 1, 2017
(Unaudited)

PAGE NUMBER

Financial Statements:

Condensed Consolidated Balance Sheets as of July 1, 2017, December 31, 2016 and July 2,	2
2016

Condensed Consolidated Statements of Income for the Six and Three Month Periods Ended	3
July 1, 2017 and July 2, 2016

Condensed Consolidated Statements of Comprehensive Income for the Six and Three Month	4
Periods Ended July 1, 2017 and July 2, 2016

Condensed Consolidated Statements of Cash Flows for the Six Month Periods Ended July 1,	5
2017 and July 2, 2016

Notes to Condensed Consolidated Financial Statements	6 - 18

KATE SPADE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	July 1, 2017	December 31, 2016	July 2, 2016
Assets
Current Assets:
Cash and cash equivalents	$435,376	$478,536	$306,536
Accounts receivable - trade, net	63,335	77,487	64,440
Inventories, net	246,336	167,461	217,441
Deferred income taxes	—	—	2,933
Other current assets	36,556	34,024	33,236
Total current assets	781,603	757,508	624,586

Property and Equipment, Net	158,123	167,192	177,978
Goodwill	51,808	50,045	56,338
Intangibles, Net	85,113	86,703	86,058
Deferred Income Taxes	1,810	2,322	1,474
Other Assets	53,602	46,549	50,655
Total Assets	$1,132,059	$1,110,319	$997,089

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$3,657	$3,664	$3,592
Accounts payable	124,080	93,144	105,942
Accrued expenses	104,679	125,434	115,465
Income taxes payable	1,868	2,207	2,293
Total current liabilities	234,284	224,449	227,292

Long-Term Debt	388,009	389,742	390,463
Other Non-Current Liabilities	45,922	48,685	52,151
Deferred Income Taxes	18,476	17,512	20,011
Commitments and Contingencies (Note 6)
Stockholders’ Equity:
Preferred stock, $0.01 par value, authorized shares - 50,000,000, issued shares - none	—	—	—
Common stock, $1.00 par value, authorized shares - 250,000,000, issued shares - 176,437,234	176,437	176,437	176,437
Capital in excess of par value	264,168	251,816	240,833
Retained earnings	1,297,427	1,306,096	1,191,404
Accumulated other comprehensive loss	(25,907)	(28,160)	(22,379)
	1,712,125	1,706,189	1,586,295
Common stock in treasury, at cost - 47,765,422, 48,261,217 and 48,410,641 shares	(1,266,757)	(1,276,258)	(1,279,123)
Total stockholders’ equity	445,368	429,931	307,172
Total Liabilities and Stockholders’ Equity	$1,132,059	$1,110,319	$997,089

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per common share data)
(Unaudited)

	Six Months Ended		Three Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	(26 Weeks)	(26 Weeks)	(13 Weeks)	(13 Weeks)

Net Sales	$571,813	$594,113	$300,588	$319,691

Cost of goods sold	223,886	233,926	124,123	128,985

Gross Profit	347,927	360,187	176,465	190,706

Selling, general & administrative expenses	333,029	308,419	168,449	156,651

Operating Income	14,898	51,768	8,016	34,055

Other income (expense), net	1,157	(3,340)	550	(3,093)

Interest expense, net	(8,919)	(9,933)	(4,374)	(4,937)

Income Before Provision for Income Taxes	7,136	38,495	4,192	26,025

Provision for income taxes	3,090	3,020	1,340	1,466

Income from Continuing Operations	4,046	35,475	2,852	24,559

Discontinued operations, net of income taxes	465	2,934	300	2,214

Net Income	$4,511	$38,409	$3,152	$26,773

Earnings per Share, Basic:
Income from Continuing Operations	$0.03	$0.28	$0.02	$0.19
Net Income	$0.04	$0.30	$0.02	$0.21

Earnings per Share, Diluted:
Income from Continuing Operations	$0.03	$0.28	$0.02	$0.19
Net Income	$0.03	$0.30	$0.02	$0.21

Weighted Average Shares, Basic	128,505	127,966	128,622	128,000
Weighted Average Shares, Diluted	129,057	128,888	129,159	129,140

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Six Months Ended		Three Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
	(26 Weeks)	(26 Weeks)	(13 Weeks)	(13 Weeks)

Net Income	$4,511	$38,409	$3,152	$26,773

Other Comprehensive Income (Loss), Net of Income Taxes:

Cumulative translation adjustment, net of income taxes of $0	2,913	8,551	(315)	4,573

Write-off of translation adjustment in connection with liquidation of foreign subsidiaries	(238)	1,195	(40)	1,195

Change in fair value of cash flow hedging derivatives, net of income taxes of $(155) and $(1,141), $(27) and $(621), respectively	(422)	(2,084)	(156)	(1,136)

Comprehensive Income	$6,764	$46,071	$2,641	$31,405

The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 1, 2017	July 2, 2016
	(26 Weeks)	(26 Weeks)
Cash Flows from Operating Activities:
Net income	$4,511	$38,409
Adjustments to arrive at income from continuing operations	(465)	(2,934)
Income from continuing operations	4,046	35,475

Adjustments to reconcile income from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	24,682	23,908
Loss on asset disposals and impairments, including streamlining initiatives, net	8,981	844
Share-based compensation	12,352	16,156
Foreign currency transaction gains, net	(5,285)	(5,354)
Equity losses of equity investees	455	3,248
Other, net	—	(135)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	14,873	34,220
Increase in inventories, net	(77,054)	(20,254)
Increase in other current and non-current assets	(9,323)	(1,725)
Increase (decrease) in accounts payable	32,581	(3,841)
Decrease in accrued expenses and other non-current liabilities	(22,670)	(33,404)
Net change in income tax assets and liabilities	667	1,834
Net cash used in operating activities of discontinued operations	(849)	(720)
Net cash (used in) provided by operating activities	(16,544)	50,252

Cash Flows from Investing Activities:
Purchases of property and equipment	(18,486)	(25,200)
Proceeds from sales of joint venture interests, net	—	(2,350)
Investments in and advances to equity investees	—	(6,500)
Payments for in-store merchandise shops	(2,678)	(807)
Purchase of trademarks	—	(1,200)
Other, net	7	(57)
Net cash used in investing activities	(21,157)	(36,114)

Cash Flows from Financing Activities:
Repayment of Term Loan	(2,000)	(3,000)
Principal payments under capital lease obligations	(279)	(250)
Proceeds from exercise of stock options	1,167	258
Payment of deferred financing fees	(811)	(741)
Withholding taxes on share-based compensation	(5,393)	(1,030)
Net cash used in financing activities	(7,316)	(4,763)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,857	(690)

Net Change in Cash and Cash Equivalents	(43,160)	8,685
Cash and Cash Equivalents at Beginning of Period	478,536	297,851
Cash and Cash Equivalents at End of Period	$435,376	$306,536
The accompanying Notes to Condensed Consolidated Financial Statements are an integral part of these statements.

KATE SPADE & COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in thousands, except per share amounts)
(Unaudited)

1.    BASIS OF PRESENTATION

The Condensed Consolidated Financial Statements of Kate Spade & Company and its wholly-owned and majority-owned subsidiaries (the “Company”) included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations; however, the Company believes that its disclosures are adequate to make the information presented not misleading. It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2016 Annual Report on Form 10-K. Information presented as of December 31, 2016 is derived from audited financial statements.

On May 7, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Coach, Inc., a Maryland corporation (“Coach”), and Chelsea Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Coach (“Merger Sub”) to acquire all of the Company’s outstanding shares of common stock. On July 11, 2017, pursuant to the Merger Agreement, the shares were acquired for $18.50 per share in cash for a total transaction value of approximately $2.4 billion, without giving effect to related transaction fees and expenses. As a result, the Company became a wholly-owned subsidiary of Coach (see Note 13 - Subsequent Events).

In the opinion of management, the information furnished reflects all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for the reported interim periods. Results of operations for interim periods are not necessarily indicative of results for the full year. Management has evaluated events or transactions that have occurred from the balance sheet date through the date the Company issued these financial statements.

NATURE OF OPERATIONS

Kate Spade & Company is engaged primarily in the design and marketing of a broad range of accessories and apparel. The Company’s fiscal year ends on the Saturday closest to December 31. The 2017 fiscal year, ending December 30, 2017, reflects a 52-week period, resulting in a 13-week, three-month period and a 26-week, six-month period for the second quarter. The 2016 fiscal year, ending December 31, 2016, reflects a 52-week period, resulting in a 13-week, three-month period and a 26-week, six-month period for the second quarter.

PRINCIPLES OF CONSOLIDATION

The Condensed Consolidated Financial Statements include the accounts of the Company. All inter-company balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

The Company’s critical accounting policies are those that are most important to the portrayal of its financial condition and results of operations in conformity with US GAAP. These critical accounting policies are applied in a consistent manner throughout all periods presented. The Company’s critical accounting policies are summarized in Note 1 of Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The application of critical accounting policies requires that the Company make estimates and assumptions about future events and apply judgments that affect the reported amounts of revenues and expenses. Estimates by their nature are based on judgments and available information. Therefore, actual results could materially differ from those estimates under different assumptions and conditions. The Company continues to monitor the critical accounting policies to ensure proper application of current rules and regulations. During the second quarter of 2017, there were no significant changes in the critical accounting policies discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In connection with the closing of the Merger as discussed above and in Note 13 - Subsequent Events, the Company will conform its accounting policies to those as applied by Coach and its subsidiaries.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On January 1, 2017, the first day of the Company’s 2017 fiscal year, the Company adopted new accounting guidance on share-based compensation, including modified retrospective adoption of the recognition of excess tax benefits and tax deficiencies in the statement of income. Upon adoption, all excess tax benefits and tax deficiencies from share-based compensation are recognized as income tax expense or benefit in the statement of income as discrete items in the reporting period in which they occur, regardless of whether the benefit reduces taxes payable in the current period. As a result of the adoption of this guidance, the Company recognized deferred tax assets of $44.3 million for the excess tax benefits that arose directly from tax deductions related to share-based compensation greater than the amounts recognized for financial reporting and also recognized an increase of an equal amount in the valuation allowance against such deferred tax assets. The Company also retrospectively adopted the accounting guidance on the presentation of shares withheld for certain employee taxes paid on the statement of cash flows. The cash paid by the Company when directly withholding shares for tax-withholding purposes is classified as a financing activity on the Condensed Consolidated Statement of Cash Flows for all periods presented. The Company elected to continue to estimate the number of share-based awards expected to vest, rather than electing to account for forfeitures as they occur to determine the amount of compensation expense to be recognized in each period.

2.    STOCKHOLDERS’ EQUITY

Activity for the six months ended July 1, 2017 in the Capital in excess of par value, Retained earnings and Common stock in treasury, at cost accounts was as follows:

			Common Stock
	Capital in Excess	Retained	in Treasury,
In thousands	of Par Value	Earnings	at Cost
Balance as of December 31, 2016	$251,816	$1,306,096	$(1,276,258)
Net income	—	4,511	—
Exercise of stock options	—	(1,883)	3,050
Restricted shares issued, net of cancellations and shares withheld	—	(11,297)	6,451
for taxes
Share-based compensation	12,352	—	—
Balance as of July 1, 2017	$264,168	$1,297,427	$(1,266,757)

Activity for the six months ended July 2, 2016 in the Capital in excess of par value, Retained earnings and Common stock in treasury, at cost accounts was as follows:

			Common Stock
	Capital in Excess	Retained	in Treasury,
In thousands	of Par Value	Earnings	at Cost
Balance as of January 2, 2016	$224,677	$1,155,838	$(1,281,690)
Net income	—	38,409	—
Exercise of stock options	—	(463)	721
Restricted shares issued, net of cancellations and shares withheld	—	(2,380)	1,846
for taxes
Share-based compensation	16,156	—	—
Balance as of July 2, 2016	$240,833	$1,191,404	$(1,279,123)

Accumulated other comprehensive (loss) income consisted of the following:

In thousands	July 1, 2017	December 31, 2016	July 2, 2016
Cumulative translation adjustment, net of income taxes of $0	$(26,487)	$(29,162)	$(20,308)
Unrealized gains (losses) on cash flow hedging derivatives, net of	580	1,002	(2,071)
income taxes of $358, $513 and $(1,133), respectively
Accumulated other comprehensive loss, net of income taxes	$(25,907)	$(28,160)	$(22,379)

The following table presents the change in each component of Accumulated other comprehensive (loss) income, net of income taxes for the six months ended July 1, 2017:

		Unrealized Gains
	Cumulative	(Losses) on Cash
	Translation	Flow Hedging
In thousands	Adjustment	Derivatives
Balance as of December 31, 2016	$(29,162)	$1,002
Other comprehensive income (loss) before reclassification	2,913	(658)
Amounts reclassified from accumulated other comprehensive (loss) income	(238)	236
Net current-period other comprehensive income (loss)	2,675	(422)
Balance as of July 1, 2017	$(26,487)	$580

The following table presents the change in each component of Accumulated other comprehensive (loss) income, net of income taxes for the six months ended July 2, 2016:

		Unrealized Gains
	Cumulative	(Losses) on Cash
	Translation	Flow Hedging
In thousands	Adjustment	Derivatives
Balance as of January 2, 2016	$(30,054)	$13
Other comprehensive income (loss) before reclassification	8,551	(1,820)
Amounts reclassified from accumulated other comprehensive loss	1,195	(264)
Net current-period other comprehensive income (loss)	9,746	(2,084)
Balance as of July 2, 2016	$(20,308)	$(2,071)

The following table presents the change in each component of Accumulated other comprehensive (loss) income, net of income taxes for the three months ended July 1, 2017:

		Unrealized Gains
	Cumulative	(Losses) on Cash
	Translation	Flow Hedging
In thousands	Adjustment	Derivatives
Balance as of April 1, 2017	$(26,132)	$736
Other comprehensive loss before reclassification	(315)	(101)
Amounts reclassified from accumulated other comprehensive (loss) income	(40)	(55)
Net current-period other comprehensive loss	(355)	(156)
Balance as of July 1, 2017	$(26,487)	$580

The following table presents the change in each component of Accumulated other comprehensive (loss) income, net of income taxes for the three months ended July 2, 2016:

		Unrealized Gains
	Cumulative	(Losses) on Cash
	Translation	Flow Hedging
In thousands	Adjustment	Derivatives
Balance as of April 2, 2016	$(26,076)	$(935)
Other comprehensive income (loss) before reclassification	4,573	(1,095)
Amounts reclassified from accumulated other comprehensive loss	1,195	(41)
Net current-period other comprehensive income (loss)	5,768	(1,136)
Balance as of July 2, 2016	$(20,308)	$(2,071)

3.    INCOME TAXES

During the second quarter of 2017 and 2016, the Company continued to record a full valuation allowance on deferred tax assets in most jurisdictions due to the combination of its history of pretax losses and its inability to carry back tax losses or credits. The Company continues to assess whether any significant changes in circumstances or assumptions have occurred that could materially affect the Company’s ability to realize deferred tax assets. The Company expects to release the valuation allowance when it has sufficient positive evidence, including but not limited to, the magnitude and duration of the Company’s historical losses as compared to recent profits within taxing jurisdictions to overcome such negative evidence.

The Company’s provision for income taxes for the six and three months ended July 1, 2017 and July 2, 2016 primarily represented increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

The number of years with open tax audits varies depending upon the tax jurisdiction. The major tax jurisdictions include the US, Japan, United Kingdom and Canada. The Company is no longer subject to US Federal examination by the Internal Revenue Service (“IRS”) for the years before 2013 and, with a few exceptions, this applies to tax examinations by state authorities as well. Although the years before 2013 are considered to be closed, the IRS and other taxing authorities can also subject the Company’s net operating loss carryforwards to further review when such net operating loss carryforwards are utilized.

The Company expects a reduction in the liability for unrecognized tax benefits, inclusive of interest and penalties, by an amount between $2.5 million and $5.5 million within the next 12 months due to either settlement or the expiration of the statute of limitations. As of July 1, 2017, uncertain tax positions of $9.8 million existed, which would provide an effective rate impact in the future if subsequently recognized.

4.    DEBT AND LINES OF CREDIT

Long-term debt consisted of the following:

In thousands	July 1, 2017	December 31, 2016	July 2, 2016
Term Loan credit facility, due April 2021 (a)	$384,333	$385,794	$386,179
Revolving credit facility	—	—	—
Capital lease obligations	7,333	7,612	7,876
Total debt	391,666	393,406	394,055
Less: Short-term borrowings (b)	3,657	3,664	3,592
Long-term debt	$388,009	$389,742	$390,463

(a)
The balance as of July 1, 2017, December 31, 2016 and July 2, 2016 included aggregate unamortized debt discount and deferred financing fees of $4.7 million, $5.2 million and $5.8 million, respectively.

(b)	At July 1, 2017, December 31, 2016 and July 2, 2016, the balance consisted of Term Loan (as defined below) amortization payments and obligations under capital leases.

Term Loan
On April 10, 2014, the Company entered into a term loan credit agreement (the “Term Loan Credit Agreement”), which provides for term loans (collectively, the “Term Loan”) in an aggregate principal amount of $400.0 million, maturing in April 2021. The Term Loan is subject to amortization payments of $1.0 million per quarter, which commenced on October 1, 2014, with the balance due at maturity. Interest on the outstanding principal amount of the Term Loan accrues at a rate equal to LIBOR (with a floor of 1.0%) plus 3.0% per annum, payable in cash. The Term Loan and other obligations under the Term Loan Credit Agreement are guaranteed by all of the Company’s existing material domestic restricted subsidiaries.
The Term Loan Credit Agreement provides for incremental future term loans and other pari passu lien indebtedness, subject to an overall limit of $100.0 million plus such additional amount that would cause the Company’s consolidated net total secured debt ratio not to exceed 3.75 to 1.0 on a pro forma basis.
The Term Loan is secured (i) on a first-priority basis by a lien on the Company’s KATE SPADE trademarks and certain related rights owned by the Company and the Guarantors (the “Term Priority Collateral”) and (ii) by a second-priority security interest in the Company’s and the Guarantors’ other assets (the “ABL Priority Collateral” and together with the Term Priority Collateral, the “Collateral”), which secure the Company’s amended and restated revolving credit facility (as amended to date, the “ABL Facility”) on a first-priority basis.
The Term Loan is subject to prepayment from the Company’s Excess Cash Flow (subject to reduction based on the Company’s net debt ratio).
The Term Loan Credit Agreement limits the Company’s and its restricted subsidiaries’ ability to, among other things, incur indebtedness, make dividend payments or other restricted payments, create liens, sell assets (including securities of the Company’s restricted subsidiaries), permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries, enter into certain types of transactions with shareholders and affiliates and enter into mergers, consolidations or sales of all or substantially all of the Company’s assets, in each case subject to certain designated exceptions and qualifications. The Term Loan Credit Agreement also contains certain affirmative covenants and events of default that are customary for credit agreements governing term loans.
ABL Facility
The Company’s ABL Facility was entered into on May 16, 2014 and matures in May 2019. Availability under the ABL Facility is the lesser of $200.0 million and a borrowing base consisting of a percentage of eligible cash, accounts receivable and inventory. The ABL Facility also includes a swingline subfacility of $30.0 million, a multicurrency subfacility of $35.0 million and the option to expand the facility by up to $100.0 million under certain specified conditions. A portion of the ABL Facility up to $125.0 million is available for the issuance of letters of credit, and standby letters of credit may not exceed $40.0 million in the aggregate. The ABL Facility allows two borrowing options: one borrowing option with interest rates based on euro currency rates and a second borrowing option with interest rates based on the alternate base rate, as defined in the ABL Facility, with a spread based on the aggregate availability under the ABL Facility.
The ABL Facility is guaranteed by substantially all of the Company’s current domestic subsidiaries and certain of the Company’s foreign subsidiaries. The ABL Facility is secured by a first-priority lien on the ABL Priority Collateral and a second-priority lien on the Term Priority Collateral.
The ABL Facility limits the Company’s, and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness, create liens, undergo certain fundamental changes, make investments, sell certain assets, enter into hedging transactions, make restricted payments and pay certain indebtedness, enter into transactions with affiliates, permit certain restrictions on dividends and transfers of assets by the Company’s restricted subsidiaries and enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications, and many of the covenants are subject to an exception based on meeting the fixed charge coverage ratio and/or certain minimum availability tests. The ABL Facility also contains representations and warranties (some of which are brought down to the time of each borrowing made), affirmative covenants and events of default that are customary for asset-based revolving credit agreements.
The agreement governing the ABL Facility requires the Company to maintain pro forma compliance with a fixed charge coverage ratio of 1.0:1.0 on a trailing four-quarter basis if availability under the ABL Facility for three consecutive business days falls below the greater of $15.0 million and 10.0% of the lesser of the aggregate commitments and the borrowing base. The agreement governing the ABL Facility also requires the Company to apply substantially all cash collections to reduce outstanding borrowings under the ABL Facility if availability under the ABL Facility for three consecutive business days falls below the greater of $20.0 million and 12.5% of the lesser of the aggregate commitments and the borrowing base.
The funds available under the ABL Facility may be used for working capital and for general corporate purposes. The Company currently believes that the financial institutions under the ABL Facility are able to fulfill their commitments, although such ability to fulfill commitments will depend on the financial condition of the Company’s lenders at the time of borrowing.

As of July 1, 2017, availability under the Company’s ABL Facility was as follows:

	Total	Borrowing	Outstanding	Letters of	Available	Excess
In thousands	Facility (a)	Base (a)	Borrowings	Credit Issued	Capacity	Capacity (b)
ABL Facility (a)	$200,000	$329,390	$—	$8,447	$191,553	$171,553

(a)	Availability under the ABL Facility is the lesser of $200.0 million or a borrowing base that is computed monthly and comprised of the Company’s eligible cash, accounts receivable and inventory.

(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability under the ABL Facility of $20.0 million.

5.    FAIR VALUE MEASUREMENTS

The Company utilizes the following three level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value:

Level 1 -	Quoted market prices in active markets for identical assets or liabilities;
Level 2 -	Inputs other than Level 1 inputs that are either directly or indirectly observable; and
Level 3 -	Unobservable inputs developed using estimates and assumptions developed by the Company, which reflect those that a market participant would use.

The following table presents the financial assets and liabilities the Company measured at fair value on a recurring basis, based on the fair value hierarchy:

	Level 2
In thousands	July 1, 2017	December 31, 2016	July 2, 2016
Financial Assets:
Derivatives	$1,250	$2,399	$8
Financial Liabilities:
Derivatives	$(750)	$(413)	$(2,816)
The fair values of the Company’s Level 2 derivative instruments were primarily based on observable forward exchange rates. Unobservable quantitative inputs used in the valuation of the Company’s derivative instruments included volatilities, discount rates and estimated credit losses.
The following table presents the non‑financial assets the Company measured at fair value on a non‑recurring basis in 2017, based on such fair value hierarchy:

Total Losses
	Net Carrying	Fair Value Measured and Recorded at			Six Months	Three Months
	Value as of	Reporting Date Using:			Ended	Ended
In thousands	July 1, 2017	Level 1	Level 2	Level 3	July 1, 2017	July 1, 2017
Property and equipment	$4,546	$—	$—	$4,546	$8,653	$2,033
As a result of a decline in the respective future anticipated cash flows of certain kate spade new york retail locations, the Company determined that a portion of the carrying values of such assets exceeded their fair values, resulting in impairment charges, which were recorded in Selling, general & administrative expense (“SG&A”) on the accompanying Condensed Consolidated Statements of Income.
The fair values of the Company’s Level 3 Property and equipment are based on either a market approach or an income approach using the Company’s forecasted cash flows over the estimated useful lives of such assets, as appropriate.

The fair values and carrying values of the Company’s debt instruments are detailed as follows:

	July 1, 2017		December 31, 2016		July 2, 2016
		Carrying		Carrying		Carrying
In thousands	Fair Value	Value	Fair Value	Value	Fair Value	Value
Term Loan credit facility,	$389,156	$384,333	$393,405	$385,794	$388,942	$386,179
due April 2021 (a)
ABL Facility (b)	—	—	—	—	—	—

(a)	Carrying values include aggregate unamortized debt discount and deferred financing fees.

(b)	Borrowings under the ABL Facility bear interest based on market rate; accordingly its fair value approximates its carrying value.

The fair values of the Company’s debt instruments were estimated using market observable inputs, including quoted prices in active markets, market indices and interest rate measurements. Within the hierarchy of fair value measurements, these are Level 2 fair values. The fair values of cash and cash equivalents, receivables and accounts payable approximate their carrying values due to the short-term nature of these instruments.

6.    COMMITMENTS AND CONTINGENCIES

Buying/Sourcing
Pursuant to a buying/sourcing agency agreement, Li & Fung Limited (“Li & Fung”) acts as a global buying/sourcing agent. On March 24, 2015, the Company modified its existing arrangement in order to, among other things, transition the buying/sourcing activities for the Company’s accessories products to an in-house model, beginning with the Spring 2016 collection. The modifications included a reduction of the annual minimum value of inventory purchases and a change in the commission rates for certain products. The Company pays Li & Fung an agency commission based on the cost of product purchases through Li & Fung. The Company is obligated to use Li & Fung as the primary buying/sourcing agent for ready-to-wear apparel products and the Company may use Li & Fung as a buying/sourcing agent with respect to accessories products, with all such product purchases applying toward a minimum volume commitment of inventory purchases each year through the expiration of the term of the agreement on March 31, 2018. The Company’s agreement with Li & Fung is not exclusive.
Leases
In connection with the disposition of the Lucky Brand business, LIZ CLAIBORNE Canada retail stores, the LIZ CLAIBORNE branded outlet stores in the US and Puerto Rico and certain Mexx Canada retail stores, an aggregate of 277 store leases were assigned to or assumed by third parties, for which the Company or certain subsidiaries of the Company may remain secondarily liable for the remaining obligations on 76 such leases. As of July 1, 2017, the future aggregate payments under these leases amounted to $56.4 million and extended to various dates through 2025.
During the second quarter of 2013, the Company entered into a sale-leaseback agreement for its North Bergen, NJ office with a 12-year term and two five-year renewal options. This leaseback was classified as a capital lease and recorded at fair value. As of July 1, 2017, the estimated future minimum lease payments under the noncancelable capital lease were as follows:

In thousands
2017	$1,082
2018	2,194
2019	2,247
2020	2,300
2021	2,352
Thereafter	8,429
Total	18,604
Less: Amounts representing interest and executory costs	(11,271)
Net present values	7,333
Less: Capital lease obligations included in short-term debt	(608)
Long-term capital lease obligations	$6,725

Other
The Company is a party to several pending legal proceedings and claims. Although the outcome of any such actions cannot be determined with certainty, management is of the opinion that the final outcome of any of these actions should not have a material adverse effect on the Company’s financial position, results of operations, liquidity or cash flows.

7.    STREAMLINING INITIATIVES

For the six months ended July 1, 2017 and July 2, 2016 and for the three months ended July 1, 2017 and July 2, 2016, there were no charges incurred associated with the Company’s streamlining initiatives (see Note 13 - Subsequent Events). The liability for streamlining initiatives of $2.5 million at July 1, 2017 primarily consisted of contract termination costs. The Company expects to pay approximately $0.1 million of accrued streamlining costs in the next 12 months.

8.    EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share.

	Six Months Ended		Three Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
In thousands	(26 Weeks)	(26 Weeks)	(13 Weeks)	(13 Weeks)
Income from continuing operations	$4,046	$35,475	$2,852	$24,559
Income from discontinued operations, net of income taxes	465	2,934	300	2,214
Net income	$4,511	$38,409	$3,152	$26,773

Basic weighted average shares outstanding	128,505	127,966	128,622	128,000
Stock options and nonvested shares	552	922	537	1,140
Diluted weighted average shares outstanding	129,057	128,888	129,159	129,140

Earnings per share:
Basic
Income from continuing operations	$0.03	$0.28	$0.02	$0.19
Income from discontinued operations	0.01	0.02	—	0.02
Net income	$0.04	$0.30	$0.02	$0.21

Diluted
Income from continuing operations	$0.03	$0.28	$0.02	$0.19
Income from discontinued operations	—	0.02	—	0.02
Net income	$0.03	$0.30	$0.02	$0.21

9.    ADDITIONAL FINANCIAL INFORMATION

Condensed Consolidated Statements of Cash Flows Supplementary Disclosures
During the six months ended July 1, 2017 and July 2, 2016, net income tax payments were $2.4 million and $1.2 million, respectively. During the six months ended July 1, 2017 and July 2, 2016, the Company made interest payments of $8.3 million and $12.5 million, respectively. As of July 1, 2017, December 31, 2016 and July 2, 2016, the Company accrued capital expenditures totaling $5.2 million, $6.8 million and $5.4 million, respectively.
Related Party Transactions
In the first quarter of 2015, the Company and Walton Brown, a subsidiary of The Lane Crawford Joyce Group (“LCJG”), formed two joint ventures focused on growing the Company’s business in Greater China. Following the formation of the joint ventures, both Kate Spade Hong Kong, Limited, a wholly-owned subsidiary of the Company, and Walton Brown each own 50.0% of the shares of KS China Co., Limited (“KSC”) and KS HMT Co., Limited (“KS HMT”), the holding company for the KATE SPADE businesses in Hong Kong, Macau and Taiwan. With an equal partnership structure, the Company and Walton Brown actively manage the businesses together. The joint ventures each have an initial term of 10 years.
The Company accounts for its investments in the joint ventures under the equity method of accounting. The Company’s equity in losses of its equity investees was $0.5 million and $3.2 million during the six months ended July 1, 2017 and July 2, 2016, respectively and $0.2 million and $2.0 million for the three months ended July 1, 2017 and July 2, 2016, respectively. During the third quarter of 2015, the Company and Walton Brown each loaned $5.0 million to KSC. During the first quarter of 2016, the Company and Walton Brown each made additional loans of $0.7 million to KSC and $5.8 million to KS HMT. As of July 1, 2017, December 31, 2016 and July 2, 2016, the Company recorded $29.4 million, $30.5 million and $33.8 million, respectively, related to its Investments in and advances to unconsolidated subsidiaries, which was included in Other assets on the accompanying Condensed Consolidated Balance Sheets.

10.    DERIVATIVE INSTRUMENTS
In order to reduce exposures related to changes in foreign currency exchange rates, the Company uses forward contracts and options and may utilize foreign currency collars and swap contracts for the purpose of hedging the specific exposure to variability in forecasted cash flows associated primarily with inventory purchases mainly by its businesses in Japan and Canada. As of July 1, 2017, the Company had forward contracts to sell 2.4 billion yen for $23.0 million maturing through September 2018 and 21.8 million Canadian dollars for $16.4 million maturing through September 2018.
The Company uses foreign currency forward contracts outside the cash flow hedging program to manage currency risk associated with intercompany loans. As of July 1, 2017, the Company had forward contracts to sell 4.1 billion yen for $36.7 million maturing through September 2017, 14.0 million Euro for $16.0 million maturing through September 2017, 7.7 million British pounds for $10.0 million maturing through September 2017, 5.1 million British pounds for 5.8 million Euro through September 2017, and 5.2 million Canadian dollars for $4.0 million maturing through September 2017. Transaction losses of $2.7 million and $6.2 million related to these derivative instruments were reflected within Other income (expense), net for the six months ended July 1, 2017 and July 2, 2016, respectively and $0.1 million and $3.1 million for the three months ended July 1, 2017 and July 2, 2016, respectively.
The following table summarizes the fair value and presentation in the Condensed Consolidated Financial Statements for derivatives designated as hedging instruments and derivatives not designated as hedging instruments:

	Foreign Currency Contracts Designated as Hedging Instruments
In thousands	Asset Derivatives			Liability Derivatives
	Balance Sheet	Notional		Balance Sheet	Notional
Period	Location	Amount	Fair Value	Location	Amount	Fair Value

July 1, 2017	Other current assets	$20,500	$1,137	Accrued expenses	$18,900	$489
December 31, 2016	Other current assets	40,300	2,388	Accrued expenses	1,600	5
July 2, 2016	Other current assets	11,637	8	Accrued expenses	19,200	1,924

	Foreign Currency Contracts Not Designated as Hedging Instruments
In thousands	Asset Derivatives			Liability Derivatives
	Balance Sheet	Notional		Balance Sheet	Notional
Period	Location	Amount	Fair Value	Location	Amount	Fair Value

July 1, 2017	Other current assets	$36,677	$113	Accrued expenses	$36,580	$261
December 31, 2016	Other current assets	11,500	11	Accrued expenses	43,439	408
July 2, 2016	Other current assets	—	—	Accrued expenses	48,964	892

The following table summarizes the effect of foreign currency exchange contracts designated as hedging instruments on the Condensed Consolidated Financial Statements:

		Location of Gain or
	Amount of Gain or	(Loss) Reclassified	Amount of Gain or	Amount of Gain or
	(Loss) Recognized	from Accumulated	(Loss) Reclassified	(Loss) Recognized in
	in Accumulated	OCI into Operations	from Accumulated	Operations on
	OCI on Derivative	(Effective and	OCI into Operations	Derivative
In thousands	(Effective Portion)	Ineffective Portion)	(Effective Portion)	(Ineffective Portion)
Six Months Ended	$(919)	Cost of goods sold	$(342)	$—
July 1, 2017 (26 Weeks)
Six Months Ended	(2,818)	Cost of goods sold	407	—
July 2, 2016 (26 Weeks)
Three Months Ended	(78)	Cost of goods sold	105	—
July 1, 2017 (13 Weeks)
Three Months Ended	(1,694)	Cost of goods sold	63	—
July 2, 2016 (13 Weeks)

11.    SHARE-BASED COMPENSATION
The Company recognizes the cost of all employee share-based awards on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures.
The Company issues stock options, restricted shares, restricted share units and shares with performance features to employees under share-based compensation plans. Stock options are issued at the current market price, have a three-year vesting period and a contractual term of 7 years.
Compensation expense for restricted shares, including shares with performance features, is measured at fair value on the date of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value is recognized as expense over the vesting period of the award, net of estimated forfeitures.
Compensation expense for restricted share units with performance features and a market condition is measured at fair value, subject to the market condition on the date of grant and based on the number of shares expected to vest subject to the performance condition. Such value is recognized as expense over the vesting period of the award, net of estimated forfeitures.
Compensation expense related to the Company’s share-based payment awards totaled $12.4 million and $16.2 million for the six months ended July 1, 2017 and July 2, 2016, respectively, and $6.2 million and $8.2 million for the three months ended July 1, 2017 and July 2, 2016, respectively.
Stock Options
The Company grants stock options to certain domestic and international employees. These options are subject to transfer restrictions and risk of forfeiture until earned by continuing employment. Stock options are issued at the current market price and have a three-year vesting period and a contractual term of 7 years.
The Company utilizes the Trinomial lattice pricing model to estimate the fair value of options granted. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates and to allow for actual exercise behavior of option holders.
Expected volatilities are based on a term structure of implied volatility, which assumes changes in volatility over the life of an option. The Company utilizes historical optionee behavioral data to estimate the option exercise and termination rates that are used in the valuation model. The expected term represents an estimate of the period of time options are expected to remain outstanding. The range of risk-free rates is based on a forward curve of interest rates at the time of option grant.

A summary of award activity under stock option plans as of July 1, 2017 and changes therein during the six month period then ended are as follows:

		Weighted	Weighted Average	Aggregate
		Average Exercise	Remaining	Intrinsic Value
	Shares	Price	Contractual Term	(In thousands)
Outstanding December 31, 2016	720,160	$15.26	2.5	$5,281
Exercised	(158,750)	7.36		2,001
Cancelled/expired	(1,656)	21.20
Outstanding at July 1, 2017	559,754	$17.48	2.4	$3,429

Vested or expected to vest at July 1, 2017	551,745	$17.25	2.4	$3,429

Exercisable at July 1, 2017	476,030	$14.54	2.0	$3,429
As of July 1, 2017, there were approximately 0.1 million nonvested stock options. The weighted average grant date fair value per award for nonvested stock options was $15.90.
As of July 1, 2017, there was $0.7 million of total unrecognized compensation cost related to nonvested stock options granted under the Company’s stock option plans. That expense is expected to be recognized over a weighted average period of 0.7 year. The total fair value of shares vested during the six month periods ended July 1, 2017 and July 2, 2016 was $0.7 million and $2.3 million, respectively.
Restricted Stock
In 2017, the Company granted 343,886 performance shares that vest on the third anniversary of the grant date. The number of performance shares earned will vary from zero to 200% of the number of awards granted depending on the Company’s Total Shareholder Return (“TSR”) ranking relative to the TSR’s of the Bloomberg Intelligence Global Luxury Goods Index constituents. The performance shares have a grant date fair value of $13.4 million that was calculated using a Monte Carlo simulation model.
In 2016, the Company granted 452,922 performance shares that vest on the third anniversary of the grant date. The number of performance shares earned will vary from zero to 200% of the number of awards granted depending on the Company’s TSR ranking relative to the TSR’s of the S&P Mid-Cap 400 constituents as well as an earnings-based performance condition. The performance shares have a grant date fair value of $11.8 million that was calculated using a Monte Carlo simulation model.

	Six Months Ended
Valuation Assumptions:	July 1, 2017	July 2, 2016
Weighted-average fair value	$39.10	$25.99
Expected volatility	48.6%	42.5%
Dividend yield	—	—
Risk-free rate	1.5%	1.0%
Weighted-average expected annual forfeiture	3.6%	3.6%

A summary of award activity under restricted stock plans as of July 1, 2017 and changes therein during the six month period then ended are as follows:

		Weighted
		Average Grant
	Shares	Date Fair Value
Nonvested stock at December 31, 2016	2,880,155	$36.33
Granted	1,084,410	28.61
Vested (a)	(541,633)	45.60
Cancelled (a)	(382,410)	44.79
Nonvested stock at July 1, 2017 (b)	3,040,522	$30.86

Expected to vest as of July 1, 2017	2,198,844	$31.74

(a)	Includes market share units granted to a group of key executives with the vesting of such units measured by the performance of the Company’s stock price over the vesting period.

(b)
Excludes the potential impact of the performance share multiplier, which will vary from 30% to 200% of the number of market share units awarded depending on the actual performance of the Company’s stock price over the vesting periods and zero to 200% of the number of LTIP awards granted depending on the Company’s TSR relative to the TSR of the S&P Mid-Cap 400 Index.

As of July 1, 2017, there was $37.8 million of total unrecognized compensation cost related to nonvested stock awards granted under restricted stock plans. That expense is expected to be recognized over a weighted average period of 2.0 years. The total fair value of shares vested during the six month periods ended July 1, 2017 and July 2, 2016 was $24.7 million and $4.5 million, respectively.

12.    RECENT ACCOUNTING PRONOUNCEMENTS
In May 2017, new accounting guidance was issued to provide clarification on when modification accounting should be used for changes to the terms or conditions of a share-based payment award. The guidance does not change the accounting for modification but clarifies that modification accounting guidance should only be applied if there is a change to the value, vesting conditions or award classification and would not be required if the changes are considered non-substantive. This guidance is effective for interim and annual periods, beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.
In January 2017, new accounting guidance was issued on intangibles, which simplifies the measurement of goodwill impairment testing. Under the new guidance, annual or interim goodwill impairment testing will be performed by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value and any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for interim and annual goodwill impairment tests beginning on or after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.
In August 2016, new accounting guidance was issued which clarifies the classification of certain cash receipts and payments on the statement of cash flows. This guidance is effective for interim and annual periods beginning on or after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.
In February 2016, new accounting guidance was issued on lease transactions. The guidance was issued to increase transparency and comparability among organizations by requiring lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by leases and disclosing key information about leasing arrangements. This guidance is effective for interim and annual periods beginning on or after December 15, 2018. The Company is currently evaluating the impact of the adoption of the new accounting guidance on its financial statements.
In May 2014, new accounting guidance on the accounting for revenue recognition was issued, which requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, this guidance was updated, which defers the effective date by one year and permits early adoption for interim and annual periods beginning on or after December 15, 2016. This guidance is effective for interim and annual periods beginning on or after December 15, 2017. The Company is continuing to evaluate the impact of the adoption of the new accounting guidance on its financial statements.

13.    SUBSEQUENT EVENTS
Under the terms of the Merger Agreement, Coach required the Company to terminate its 401(k) Savings and Profit Sharing Plan, effective as of July 10, 2017, the day prior to the closing date of the Merger. Continuing employees shall be eligible to participate in a 401(k) plan maintained by Coach or any of its subsidiaries as soon as reasonably practicable following the closing date, and shall be entitled to effect a direct rollover of their account balances (including any outstanding loans) to such 401(k) plan maintained by Coach.
On July 11, 2017, in connection with the Merger, the Company repaid the outstanding principal and interest on the Term Loan of $388.4 million using cash on hand and terminated (i) the Term Loan Credit Agreement and (ii) the ABL Facility. On July 11, 2017, the Company received a $60.0 million intercompany loan from Coach. The loan bears interest at 1.22% per annum and matures on July 11, 2018. The proceeds will be used for general corporate purposes.
On July 11, 2017, pursuant to the Merger Agreement, the outstanding shares of the common stock of the Company were acquired for $18.50 per share in cash for a total transaction value of approximately $2.4 billion, without giving effect to related transaction fees and expenses. As a result, the Company became a wholly-owned subsidiary of Coach. In addition, all Kate Spade & Company shares ceased to be traded on the New York Stock Exchange as of July 12, 2017. Accordingly, these financial statements do not reflect any purchase accounting adjustments associated with the Merger. Subsequent to the closing of the Merger, the Company initiated actions to integrate its business into the Coach infrastructure, resulting in staff reductions, including the departure of certain executive officers. On July 25, 2017, the Company also announced that it would reduce the JACK SPADE NEW YORK brand presence to a limited and focused assortment within katespade.com. The Company expects to incur charges related to severance, contract terminations, asset impairments and other costs associated with these integration initiatives over the next 12 months.